Exhibit 99.1

Court's Order of Dismissal

GRANTED
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JEFFREY L. DOPPELT,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 10597-CB
)
PEABODY ENERGY CORPORATION,	)
GREGORY H. BOYCE, WILLIAM A.	)
COLEY, WILLIAM E. JAMES,	)
ROBERT B. KARN III, HENRY E.	)
LENTZ, ROBERT A. MALONE,	)
WILLIAM C. RUSNACK, JOHN F.	)
TURNER, SANDRA A. VAN TREASE,	)
ALAN H. WASHKOWITZ, HEATHER	)
A. WILSON, and CITIGROUP, INC.,	)
)
Defendants.	)
STIPULATION AND [PROPOSED] ORDER
WHEREAS, on January 29, 2015, Jeffrey Doppelt ("Plaintiff") filed a verified class action complaint (the "Complaint") against defendants George H. Boyce, William A. Coley, William E. James, Robert B. Karn III, Henry E. Lentz, Robert A. Malone, William C. Rusnack, John F. Turner, Sandra A. Van Trease, Alan H. Washkowitz and Heather A. Wilson, all members of the Board of Directors ("Board") of Peabody Energy Corporation ("Peabody" or the "Company"), the Company, and Citigroup, Inc. ("Citi", and together with Peabody and the Board, "Defendants"), the administrative agent under a credit agreement, dated as of September 24, 2013 ("Credit Agreement");

WHEREAS, the Complaint alleged that, in connection with the adoption of what the Complaint referred to as a "Dead Hand Proxy Put" in the Credit Agreement, (i) the members of the Company’s Board breached their fiduciary duties, and (ii) Citi aided and abetted the Board;
WHEREAS, the Complaint sought, among other things, a declaration from the Court that the Dead Hand Proxy Put was invalid, unenforceable, and severable from the Credit Agreement;
WHEREAS, on March 26, 2014, Peabody received a letter from Bernstein Litowitz Berger & Grossmann LLP ("BLBG"), on behalf of Louisiana Municipal Police and Fire System, dated March 25, 2014, which requested documents concerning the Company’s entry into the Credit Agreement;
WHEREAS, on February 5, 2015, Peabody and Citi amended the Credit Agreement, which eliminated the Dead Hand Proxy Put provision;
WHEREAS, after February 5, 2015, the Company agreed, in the exercise of business judgment, to pay $300,000 in total for attorneys’ fees and expenses ("Attorneys’ Fee") to Plaintiff’s counsel, Wolf Popper LLP ("Wolf Popper") and Rosenthal, Monhait & Goddess, P.A. ("RMG"), and BLBG and Friedlander & Gorris, P.A. ("F&G");
WHEREAS, as a result of the amendment to the Credit Agreement, Plaintiff and Defendants agree that the claims in the Complaint are moot;

WHEREAS, Defendants deny any and all allegations of Plaintiff that Defendants engaged in wrongdoing in any way, and the Company states that the Company has agreed to settle Plaintiff’s application for an award of attorneys’ fees and expenses because of the costs of defense of that application;
WHEREAS, Wolf Popper, RMG, BLBG and F&G, subject to the entry of this Stipulation and Order of Dismissal ("Order") and payment of the Attorneys’ Fee, agree not to seek any fees or expenses in addition to the Attorneys’ Fee on behalf of any person;
WHEREAS, the Court has not passed on the amount of the fee.
IT IS HEREBY STIPULATED AND AGREED, pursuant to Rules 23(e) and 41(a) of the Rules of the Court of Chancery, subject to the approval of the Court, that:
1. The Company shall file this Order as an attachment to the Company’s next Form 10-Q following the entry of this Order. The filing by Peabody of this Order as an attachment to a Form 10-Q constitutes adequate notice for purposes of Rule 23(e) (the "Notice");
2. The Company shall file with the Court an affidavit that the Notice has been made (the "Affidavit") in accordance with paragraph 1 above no later than three (3) calendar days after the Notice is publicly filed;
3. Upon the filing of the Affidavit:

A. The action will be dismissed with prejudice as to Plaintiff and without prejudice to all other Peabody stockholders;
B. The Register in Chancery is directed to close this case on the docket;
C. The Court will no longer retain any jurisdiction over this action.
4. The Company shall pay the Attorneys’ Fee within ten (10) calendar days of the date of the entry of the Order to an account designated by Plaintiff’s counsel.

ROSENTHAL, MONHAIT &
GODDESS, P.A.

/s/ JESSICA ZELDIN
OF COUNSEL:	Jessica Zeldin (Bar No. 3558)
919 Market Street, Suite 1401
WOLF POPPER LLP	P.O. Box 1070
Carl L. Stine	Wilmington, DE 19899-1070
845 Third Avenue	(302) 656-4433
New York, NY 10022
(212) 759-4600	Attorneys for Plaintiff

FRIEDLANDER & GORRIS, P.A.

/s/ CHRISTOPHER M. FOULDS
OF COUNSEL:	Joel Friedlander (Bar No. 3163)
Christopher M. Foulds (Bar No. 5169)
Mark Lebovitch	Benjamin P. Chapple (Bar No. 5871)
David Wales	222 Delaware Avenue, Suite 1400
John Vielendi	Wilmington, Delaware 19801
BERNSTEIN LITOWITZ BERGER	(302) 573-3500
& GROSSMANN LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 554-1400

ROSS ARONSTAM & MORITZ LLP

/s/ GARRETT B. MORITZ
OF COUNSEL:	Garrett B. Moritz (Bar No. 5646)
100 S. West Street, Suite 400
WACHTELL, LIPTON, ROSEN	Wilmington, Delaware 19801
& KATZ	(302) 576-1600
William Savitt
Nicholas Walter	Attorneys for Defendants Gregory H.
51 West 52nd Street	Boyce, William A. Coley, William E.
New York, New York 10019	James, Robert B. Karn III, Henry E.
(212) 403-1000	Lentz, Robert A. Malone, William C.
Rusnack, John F. Turner, Sandra A.
Van Trease, Alan H. Washkowitz,
Heather A. Wilson and Peabody
Energy Corporation

SO ORDERED this _________ day of _____________________, 2015.

___________________________________
Chancellor